EXHIBIT 99.1
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                              FOR IMMEDIATE RELEASE

                     IMPATH TO ACQUIRE TAMTRON CORPORATION;
               ADDS LEADING PATHOLOGY SOFTWARE TO PRODUCT OFFERING
                       AND INCREASES 2002 EARNINGS OUTLOOK

                  NEW YORK, January 8, 2002 - IMPATH Inc. (Nasdaq: IMPH), today announced an agreement to acquire Tamtron Corporation, a leader in providing pathology information management software to hospitals and laboratories throughout the United States. The agreement is subject to certain customary closing conditions and is expected to close late in January or early in February 2002. Tamtron has annualized revenue of approximately $10 million generated primarily through software sales and maintenance contracts. Its current customer base includes more than 350 sites around the country, processing over 5 million cases per year. The purchase will be financed with proceeds drawn from the Company's Senior Secured Credit Facility and available cash. IMPATH expects the transaction to add approximately 5% to its quarterly earnings beginning with the third quarter of 2002.

                  Commenting on the agreement, Anu D. Saad, Ph.D., Chairman and Chief Executive Officer of IMPATH, said, "As a proven leader in pathology information management, Tamtron represents a significant acquisition for IMPATH since it enhances the positioning of our Physician Services business and furthers the strategies of our Information Services and Predictive Oncology divisions. The combination of our capabilities will enable us to provide more integrated information systems and software alternatives to our physician client base. Tamtron's strong management and software engineering team also add an important new technical dimension and create significant opportunities to accelerate the development of innovative information-based products for our biopharmaceutical and genomics clients."

                  Richard P. Adelson, IMPATH's President and Chief Operating Officer, added, "Tamtron's software offers automated solutions for managing all aspects of anatomic pathology practices including multi-site scalability, streamlined data entry, enhanced research and service functions, customizable case reporting, and tracking of all pathology services. This software also allows physicians to aggregate diagnostic and other relevant clinical information into retrievable and analyzable databases and offers IMPATH the potential to more efficiently collect data across each of our businesses.

                  "The ability to offer this suite of software products, including Tamtron's flagship PowerPath(TM) product brings exciting possibilities for new sales initiatives and will enable us to further strengthen and leverage our well-established relationships with physicians in the oncology community. This acquisition also gives us significant strategic opportunities to add GeneBank(TM) sites and expand patient recruitment efforts for our clinical trial sponsors through increased access to more patients and clients."

                  Steven Tablak, President and CEO of Tamtron said, "We are extremely pleased to be joining the IMPATH team. This is an ideal combination,


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with IMPATH as a recognized leader in oncology and Tamtron as a leading provider of pathology software systems. The addition of our technological resources to IMPATH's extensive product portfolio and infrastructure will enable us to provide a new level of integrated services to our clients, including software solutions and innovative information products."

                  Dr. Saad concluded, "As a Company dedicated to improving the lives of cancer patients, we remain focused on providing broad-based solutions for the oncology community. This acquisition demonstrates our continued commitment to further establishing IMPATH as the preeminent resource for physicians and biopharmaceutical companies who impact the diagnosis and treatment of cancer patients around the world."

                  Founded in 1983, Tamtron is headquartered in San Jose, California and has approximately 55 employees. Tamtron's flagship product, PowerPath(TM), is a powerful, scalable technology system designed specifically for companies providing surgical pathology, cytology and autopsy services (anatomic pathology) to streamline operations and support multi-site or multi-entity healthcare networks. PowerPath's(TM) customer base includes more than 350 facilities nationwide, including hospitals and academic medical centers managing the care of more than 20,000 patients per day. Asante Partners LLC advised Tamtron in connection with this transaction.

                  IMPATH is in the business of improving outcomes for cancer patients. The Company is the leading source of cancer information and analyses with a database of more than 800,000 analyzed cases to date. IMPATH uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to pathologists, oncologists and transplant centers. IMPATH currently serves more than 7,850 physicians specializing in the treatment of cancer patients, in over 1,975 hospitals and 445 oncology practices. Utilizing its comprehensive resources, the IMPATH Predictive Oncology division serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer.

                  This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans," "foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statement, alone or in combination, would be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's customers and partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including


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reimbursement programs and patient confidentiality issues, or other factors), an inability to procure consented, well-characterized tissue specimens, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, or an unanticipated loss of business. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Contact:

Iris D. Daniels, Vice President - Investor Relations and Corporate Communications, IMPATH Inc. 212 - 698-0300













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